Exhibit 99.1

Sucampo Pharmaceuticals Reports First Quarter 2010 Financial Results

  Quarterly Revenues of $14.8 Million
  Quarterly Product Royalty Revenue of $9.8 Million
  Quarterly Loss per Share of $0.01
  Total cash, cash equivalents and investments of $116.9 million

BETHESDA, Md.--(BUSINESS WIRE)--May 10, 2010--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the quarter ended March 31, 2010.

Sucampo reported a net loss of $0.3 million, or $0.01 per diluted share, for the first quarter of 2010, compared to a net loss of $1.8 million, or $0.04 per diluted share, for the same period in 2009, mainly due to lower research and development expenses.

“We continue to focus on the further development of Amitiza® for new indications and our other pipeline products such as Rescula™, cobiprostone and SPI-017,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Co-Founder, Chairman and Chief Executive Officer. “We expect 2010 to be a year of significant progress and, hopefully, resolution of our dispute with Takeda.”

Financial Results

For the first quarter of 2010, Sucampo reported total revenue of $14.8 million, compared to $15.5 million for the same period in 2009, primarily as a result of decreased R&D revenue, partially offset by an increase in product royalty revenue.

Key components of revenue in the first quarter of 2010 included R&D revenue of $4.1 million and product royalty revenue of $9.8 million, compared to $5.5 million and $8.9 million, respectively, for the same period in 2009. The decrease in R&D revenue reflects reduced clinical trial activity for Amitiza for opioid-induced bowel dysfunction (OBD), which was offset by $2.8 million in revenue recognized under our agreement with Abbott in Japan. The increase in product royalty revenue by 9.2% was in line with the increase in net sales as reported by Takeda Pharmaceuticals which increased to $54.3 million for the first quarter 2010, compared to $49.7 million in the same period in 2009. The increase in net sales was primarily a result of a mid-2009 price increase for Amitiza and slightly higher sales volume.

Operating Expenses

R&D expenses were $5.4 million in the first quarter of 2010, compared to $10.0 million for the same period in 2009. The decrease in R&D expenses resulted primarily from the completion in July 2009 of two phase 3 clinical trials of Amitiza for OBD, completion in July 2009 of the phase 2 trial of cobiprostone for the prevention of non-steroidal anti-inflammatory (NSAID) –induced gastrointestinal injury and reduced costs related to development of SPI-017.

G&A expenses were $5.8 million in the first quarter of 2010, compared to $3.5 million for the same period in 2009. The increase in G&A expenses relates primarily to costs incurred in connection with the ongoing legal and contractual matters.

Selling and marketing expenses were $2.2 million in the first quarter of 2010, compared to $2.5 million for the same period in 2009. These lower expenses were primarily due to streamlined commercial operations and a reduction in market research expenses.

Cash, Cash Equivalents and Marketable Securities

At March 31, 2010, cash, cash equivalents and investments were $116.9 million, compared to $118.3 million at December 31, 2009. This slight decrease was primarily due to the use of cash in operating activities.

Quarter and Recent Highlights

  Sucampo presented data at Digestive Disease Week (DDW), held in New Orleans, LA, from May 1 through May 5, 2010. Presentations included results of the phase 2 clinical trial of cobiprostone for NSAID–induced gastrointestinal injury, selected phase 3 data for lubiprostone in OBD as well as results from a laboratory experiment demonstrating that methadone inhibits the activity of lubiprostone.
  Recently, Sucampo met with the U.S. Food and Drug Administration (FDA) regarding Amitiza as a treatment for OBD. Based on this discussion, Sucampo will be required to conduct one additional efficacy study to submit a supplemental new drug application for the OBD indication.

Takeda Dispute Update

As previously reported, on March 12, 2010, Sucampo submitted for filing with the International Court of Arbitration, International Chamber of Commerce a demand for arbitration under the applicable provisions of the Collaboration and License Agreement between the Company and Takeda Pharmaceuticals Company Limited dated October 29, 2004. Both sides have selected their respective arbitrators and if confirmed will select a third arbitrator to comprise the panel that will conduct the arbitration proceedings.

Company to Host Conference Call Today

In conjunction with its first quarter 2010 financial results announcement, Sucampo will host a conference call at 5:00 pm Eastern today. To participate on the live call, please dial 866-783-2146 (domestic) or 857-350-1605 (international), and provide the participant passcode 13558429, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), with the passcode 68887219.

A live and archived audio webcast of the call will be available via the "For Investors" page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals' website approximately 10 minutes prior to the scheduled start time.

About Sucampo Pharmaceuticals

Sucampo Pharmaceuticals, Inc., an international biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals' Chairman and Chief Executive Officer.

Sucampo markets Amitiza® (lubiprostone) 24 mcg in the U.S. for chronic idiopathic constipation in adults and Amitiza 8 mcg in the U.S. to treat irritable bowel syndrome with constipation in adult women. Sucampo also is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide.

Sucampo Pharmaceuticals, Inc. has four wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., located in the UK; Sucampo Manufacturing & Research AG, located in Switzerland; Sucampo Pharma, Ltd., located in Japan; and Sucampo Pharma Americas, Inc., located in Maryland. To learn more about Sucampo Pharmaceuticals Inc. and its products, visit www.sucampo.com.

Amitiza® is a registered trademark of Sucampo Pharmaceuticals, Inc. Rescula™ is a registered trademark of R-Tech Ueno, Ltd. and is has been licensed to Sucampo for use in the U.S. and Canada.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals Inc. are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "will," "may" or other similar expressions. In addition, any statements that refer to projections of Sucampo Pharmaceuticals, Inc.'s future financial performance, the anticipated growth and trends in the business and other characterizations of future events or circumstances are forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals Inc.'s filings with the Securities and Exchange Commission, or SEC, including the annual report on Form 10-K for the year ended December 31, 2009 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals Inc.'s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals Inc. does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise, except as required by law.

(Financial Schedules Follow)

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)
	Three Months Ended March 31,
	2010	2009

Revenues:
Research and development revenue	$4,057	$5,526
Product royalty revenue	9,773	8,946
Co-promotion revenue	855	896
Contract and collaboration revenue	151	146
Total revenues	14,836	15,514

Operating expenses:
Research and development	5,366	9,965
General and administrative	5,759	3,455
Selling and marketing	2,187	2,512
Milestone royalties - related parties	-	500
Product royalties - related parties	1,737	1,590
Total operating expenses	15,049	18,022

Loss from operations	(213)	(2,508)
Non-operating income (expense):
Interest income	211	312
Other income (expense), net	(92)	822
Total non-operating income, net	119	1,134

Loss before income taxes	(94)	(1,374)
Income tax provision	(205)	(401)
Net loss	$(299)	$(1,775)

Net loss per share:
Basic net loss per share	$(0.01)	$(0.04)
Diluted net loss per share	$(0.01)	$(0.04)
Weighted average common shares outstanding - basic	41,845	41,844
Weighted average common shares outstanding - diluted	41,845	41,844

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2010	2009
ASSETS:

Current assets:
Cash and cash equivalents	$31,185	$26,714
Investments, current	60,631	72,434
Product royalties receivable	9,773	11,023
Unbilled accounts receivable	427	644
Accounts receivable, net	117	512
Prepaid and income taxes receivable	86	-
Deferred tax assets, net	105	315
Prepaid expenses and other current assets	2,513	3,137
Total current assets	104,837	114,779

Investments, non-current	25,093	19,167
Property and equipment, net	2,191	2,242
Deferred tax assets, non-current	4,078	3,995
Other assets	4,702	4,788
Total assets	$140,901	$144,971

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$2,017	$3,195
Accrued expenses	7,617	6,545
Deferred revenue, current	7,325	10,565
Income taxes payable	-	349
Total current liabilities	16,959	20,654

Deferred revenue, non-current	8,427	8,643
Other liabilities	2,109	2,121
Total liabilities	27,495	31,418

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at March 31, 2010 and December 31, 2009; no shares issued and outstanding at March 31, 2010 and December 31, 2009	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at March 31, 2010 and December 31, 2009; 15,657,059 and 15,655,730 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	156	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at March 31, 2010 and December 31, 2009; 26,191,050 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	262	262
Additional paid-in capital	98,785	98,636
Accumulated other comprehensive income	487	484
Retained earnings	13,716	14,015
Total stockholders' equity	113,406	113,553
Total liabilities and stockholders' equity	$140,901	$144,971

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

				Intercompany
(In thousands)	Americas	Europe	Asia	Eliminations	Consolidated
Three Months Ended March 31, 2010
Research and development revenue	$1,304	$-	$2,753	$-	$4,057
Product royalty revenue	9,773	-	-	-	9,773
Co-promotion revenue	855	-	-	-	855
Contract and collaboration revenue	141	-	285	(275)	151
Total revenues	12,073	-	3,038	(275)	14,836
Research and development expenses	2,373	219	3,049	(275)	5,366
Depreciation and amortization	218	3	7	-	228
Other operating expenses	9,005	252	198	-	9,455
Income (loss) from operations	477	(474)	(216)	-	(213)
Interest income	273	-	1	(63)	211
Other non-operating income (expense), net	(36)	(99)	(20)	63	(92)
Income (loss) before income taxes	$714	$(573)	$(235)	$-	$(94)
Capital expenditures	$91	$-	$3	$-	$94

Three Months Ended March 31, 2009
Research and development revenue	$5,152	$-	$374	$-	$5,526
Product royalty revenue	8,946	-	-	-	8,946
Co-promotion revenue	896	-	-	-	896
Contract and collaboration revenue	141	-	215	(210)	146
Total revenues	15,135	-	589	(210)	15,514
Research and development expenses	7,971	152	2,052	(210)	9,965
Depreciation and amortization	117	3	2	-	122
Other operating expenses	6,487	328	1,120	-	7,935
Income (loss) from operations	560	(483)	(2,585)	-	(2,508)
Interest income	359	-	3	(50)	312
Other non-operating income (expense), net	244	(36)	564	50	822
Income (loss) before income taxes	$1,163	$(519)	$(2,018)	$-	$(1,374)
Capital expenditures	$127	$-	$-	$-	$127

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis
1-240-223-3834
kdesantis@sucampo.com
or
Westwicke Partners, LLC
John Woolford
1-443-213-0506
john.woolford@westwickepartners.com